Press Release

Earthstone Energy, Inc. Announces Montana Acquisition

On Monday January 3, 2011, 10:04 am EST

DENVER, Jan. 3, 2011 -- Earthstone Energy, Inc., formerly Basic Earth Science Systems, Inc. (Earthstone or the Company) (OTC Bulletin Board: BSICD.ob), reported that it has acquired an interest in five producing wells in Montana at a recent auction.  The wells, located in the Outlook Field in Sheridan County, were producing a total of approximately 90 gross barrels of oil per day when they were purchased.  Earthstone acquired a 26.5% working interest in the five wells for approximately $700,000.  Because of water production, the wells are economically marginal; the majority of purchased value lying in capital equipment and land.  Lands associated with the wells cover over 2,500 acres.

"We are pleased to announce the acquisition of what we believe is an under-managed property," commented Ray Singleton, President of Earthstone Energy, Inc.  "Indeed, since having attained these wells, oil production has been increased 20%.  If, as we expect, we can overcome water disposal issues, we believe we can increase oil production from these wells by another 50%.  Furthermore, the juxtaposition of these wells, along with their capital assets, should substantially enhance other acquisitions we are pursuing in the area.  However, with the existing extremely harsh winter conditions now in Montana, these enhancements must wait until spring.  In the coming weeks and months, we intend to keep you updated as we move forward in this area and others."

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Earthstone Energy, Inc. is an independent oil and gas exploration and production company with primary operations in the Williston Basin, the Denver-Julesburg Basin in Colorado, southern Texas and the Gulf Coast area.  Earthstone Energy is traded on the Over The Counter Bulletin Board under the symbol BSICD.  Information on Earthstone Energy can be found at its web site: www.earthstoneenergy.com.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Forward-looking statements can be identified by words such as "should," "may," "will," "anticipate," "expect," "estimate," "intend" or "continue," or comparable words or phrases.  In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements.  Forward-looking statements also include comments regarding the future success of efforts to reduce water production and disposal costs, increase production, acquire other properties in the area and utilize or monetize capital assets.  Factors that could cause actual results to differ materially include a number of factors including; mechanical failure, changes in oil prices or disposal costs, inability to negotiate favorable terms, inability to acquire other properties, weather conditions and a change in government regulations. The Company disclaims any obligation to update forward-looking statements.